UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2004

Knology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32647	58-2424258
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1241 O.G.Skinner Drive, West Point, GA		31833
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	706-645-8752

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 10, 2004, the subsidiaries of Knology, Inc. ("Knology") entered into significant modifications to its credit facilities with Wachovia Bank, National Association ("Wachovia Bank") and CoBank, ACB ("CoBank").

Knology Broadband, Inc. ("Broadband"), a wholly owned subsidiary of Knology, and certain wholly owned subsidiaries of Broadband (the "Subsidiaries") entered into the First Amendment to the Amended and Restated Credit Agreement dated as of October 22, 2002 and effective as of November 6, 2002, by and among Broadband, the Subsidiaries, the lenders named therein and Wachovia Bank, as administrative agent (the "Wachovia First Amendment").

The Wachovia First Amendment makes the following modifications, among others, to the Wachovia credit facility:

• Extends the maturity from November 6, 2006 to September 10, 2007 and eliminates all principal payments scheduled to be made prior to maturity. The Wachovia facility is now scheduled to be repaid in a single installment on the maturity date, effectively deferring $15.5 million in principal payments previously scheduled to be repaid in 2004, 2005, and 2006.

• Eliminates certain financial covenants and modifies other financial covenants. The minimum EBITDA and debt service coverage ratio measurements have been eliminated. Broadband and the Subsidiaries are required to maintain an unrestricted cash balance of $2.0 million, and maintain a leverage ratio of not more than 1.0 times (total debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as calculated pursuant to the Wachovia credit agreement)).

• Sets the interest rate at LIBOR plus 3.75%.

In addition, Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., LLC (the "Telephone Operations Group"), each a wholly owned subsidiary of Knology, entered into the First Amendment to Master Loan Agreement and Amended and Restated First Supplement with CoBank (the "CoBank First Amendment") amending the Master Loan Agreement, dated as of June 29, 2001 as amended by certain letter agreements dated June 6, 2002 and July 3, 2003, and that certain Amended and Restated First Supplement to the Master Loan Agreement, dated as of June 6, 2002.

The CoBank First Amendment makes the following modifications, among others, to the CoBank credit facility:

• Defers previously scheduled amortization payments. The initial quarterly principal installment under the amended facility is due March 31, 2007 in the amount of $250,000. Beginning March 31, 2008, the quarterly installment due increases to $1,875,000, with the remaining outstanding principal balance now due June 30, 2009. The amended amortization schedule defers approximately $9.0 million of principal payments previously scheduled to be repaid in 2004, 2005 and 2006.

• Permits the Telephone Operations Group to make a one-time cash dividend of $7.7 million to Knology and future dividends equal to the net income of the Telephone Operations Group, provided that a minimum cash balance of $2.0 million is maintained at the Telephone Operations Group. Knology may use the cash dividends for general corporate purposes, debt service and for other purposes.

• Modifies the financial covenants in part by eliminating the debt service coverage ratio and adding a minimum annual EBITDA measurement (as calculated in accordance with the CoBank loan agreement). The leverage ratio remains constant at 3.5 times (total debt to operating cash flow (as calculated in accordance with the CoBank loan agreement).

• Requires Broadband to guaranty the CoBank credit facility on a subordinated basis to the Wachovia credit facility.

• Sets the interest rate at LIBOR plus 3.50%.

Copies of each of the Wachovia First Amendment, the CoBank First Amendment and the Broadband Guaranty of the CoBank credit facility are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and the press release issued by Knology announcing the signing of the Wachovia First Amendment and the CoBank First Amendment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No. Description
10.1 First Amendment, dated as of September 10, 2004, by and among Knology Broadband, Inc., certain subsidiaries of Knology Broadband, Inc. identified on the signature pages thereto, the Lenders referred to in the Amended and Restated Credit Agreement, dated as of October 22, 2002 and effective as of November 6, 2002, and Wachovia Bank, National Association, as administrative agent for the Lenders.

10.2 First Amendment to Master Loan Agreement and Amended and Restated First Supplement, dated as of September 10, 2004, by and among CoBank, ACB and Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone LLC.

10.3 Continuing Guaranty made as of September 10, 2004, by Knology Broadband, Inc. for the benefit of the CoBank, ACB.

99.1 Press Release, dated September 15, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knology, Inc. (Registrant)

September 15, 2004	By:	Chad S. Wachter

Name: Chad S. Wachter
Title: General Counsel, Vice President and Secretary

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Exhibit Index

Exhibit No.	Description

EX-10.1	First Amendment, dated as of September 10, 2004, by and among Knology Broadband, Inc., certain subsidiaries of Knology Broadband, Inc. identified on the signature pages thereto, the Lenders referred to in the Amended and Restated Credit Agreement, dated a
EX-10.2	First Amendment to Master Loan Agreement and Amended and Restated First Supplement, dated as of September 10, 2004, by and among CoBank, ACB and Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone LLC.
EX-10.3	Continuing Guaranty made as of September 10, 2004, by Knology Broadband, Inc. for the benefit of the CoBank, ACB.
EX-99.1	Press Release, dated September 15, 2004.